[Dechert LLP Letterhead]

October 24, 2006

ING Risk Managed Natural Resources Fund 7337 East Doubletree Ranch Road Scottsdale, AZ 85258

Ladies and Gentlemen:

We have acted as counsel to ING Risk Managed Natural Resources Fund, a Delaware statutory trust (the “Fund”), in connection with the public offering of common shares of beneficial interest, par value $.01 per share (the “Common Shares”), of the Fund pursuant to the Registration Statement on Form N-2 filed with the Securities and Exchange Commission under Rule 462(b) on October 24, 2006 (the “Registration Statement”).

In rendering this opinion, we have examined such matters of fact and questions of law as we have considered appropriate in connection with the opinions hereinafter set forth, including without limitation the Declaration of Trust of the Fund made on August 4, 2006 (the “Declaration of Trust”). We have assumed the genuineness of all signatures examined by us, the authenticity of all documents examined by us as originals, the conformity to authentic original documents of all documents examined by us as certified, conformed or photostatic copies and the authenticity of the originals of such documents. As to certain matters of fact, we have relied upon representations made by the Fund and upon representations, both oral and written, of officers and other representatives or agents of the Fund and statements of public officials, without independent verification of the accuracy of such representations or statements.

Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Common Shares, when sold, paid for and issued in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable by the Fund.

This opinion is limited to the Delaware Statutory Trust Act, as amended, 12 Del. C. Section 3801 et seq. (the “Act”), and we have not considered, and express no opinion on, any other laws, rules or regulations of the State of Delaware or any laws of any other jurisdiction, including, without limitation, federal laws, rules and regulations. Our opinions are rendered only with respect to the Act as in effect on the date hereof.

ING Risk Managed Natural Resources Fund

October 24, 2006

We hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement and to the reference of our firm under the caption “Legal Counsel.” In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP